                                                                   EXHIBIT 2.(b)


                            SUPPLEMENTAL AGREEMENT
                            ----------------------


     This SUPPLEMENTAL AGREEMENT entered into this 13 day of October, 1998 by and among the parties listed on the signature page hereto (the "Parties").

     WHEREAS, the Parties have entered into a Stock Purchase and Sale Agreement as of April 25, 1998 (the "Stock Purchase Agreement") and a Tax Sharing Agreement and Indemnification Agreement as of October 13, 1998 (the "Tax Sharing and Indemnification Agreement"); and

     WHEREAS, the Parties wish to amend certain provisions thereof;

     NOW, THEREFORE, the Parties hereby agree as follows:

1. (A) THE FOLLOWING DEFINITIONS CONTAINED IN SECTION 1.1 OF THE STOCK PURCHASE AGREEMENT SHALL BE AMENDED AND RESTATED AS FOLLOWS:

          "Book Value" shall mean the assets less the liabilities of the Company as of the Financial Closing Date, computed in a manner consistent with the 1997 Balance Sheet and the principles on Annex B (which principles shall take precedence over any other principles employed in the 1997 Balance Sheet).

          "Chilean Partnership" means Sociedad Chilena de Litio Limitada, a limited liability partnership organized under the laws of Chile and, unless the context otherwise requires, shall also include Minera Cyprus Amax Chile Limitada (until its disposition by the Company pursuant to the Chilean Restructuring) and Foote Minera Inversiones Ltda., and Foote Chile Holding Company, upon their direct or indirect ownership by the Company pursuant to the Chilean Restructuring.

          "Working Capital Value" shall mean the sum of certain current assets less the sum of certain current liabilities of the Company as of the Financial Closing Date, computed in a manner consistent with the 1997 Balance Sheet and the principles contained on Annex B (which principles shall take precedence over any other principles employed in the 1997 Balance Sheet).

(B) THE FOLLOWING DEFINITION SHALL BE ADDED TO SECTION 1.1 OF THE STOCK PURCHASE AGREEMENT:

          "Financial Closing Date" shall mean as of 12:01 a.m. Eastern Standard Time on October 1, 1998.

2.   SECTION 2.1 OF THE STOCK PURCHASE AGREEMENT SHALL BE AMENDED:

     to delete the phrase "by wire transfer" and to insert in its place the phrase "by intrabank transfer".

3. SECTIONS 2.2.1 AND 2.2.3 OF THE STOCK PURCHASE AGREEMENT SHALL BE AMENDED AND RESTATED AS FOLLOWS:

          2.2.1 Within sixty (60) days following the Financial Closing Date, Cyprus Amax shall prepare and deliver to Buyer, a consolidated balance sheet of the Company as of the Financial Closing Date (the "Closing Balance Sheet") prepared in a manner consistent with the 1997 Balance Sheet (but subject to the principles set forth on Annex B), together with a computation of the Working Capital Value as of the Financial Closing Date (the "Working Capital Value Computation") and Book Value as of the Financial Closing Date (the "Book Value Computation"). The Closing Balance Sheet shall be accompanied by the Report of Price Waterhouse LLP (at the cost of Cyprus Amax), stating that the accounting principles reflected in the Closing Balance Sheet conform, in all material respects, to the requirements of this Section. Buyer and the Company shall provide Cyprus Amax's representatives reasonable access to the books and records of the Company and shall cause the Company's employees to provide reasonable assistance to Cyprus Amax, both in connection with the preparation of the Closing Balance Sheet, as well as any dispute with respect thereto. Cyprus Amax shall cause Price Waterhouse LLP to coordinate with Buyer's accountants, if requested by Buyer, in connection therewith.

          2.2.3 (a) In the event that the actual Working Capital Value as so determined is greater or less than $31,984,000 then:

                 (i) if greater (such amount being the "Working Capital Excess"), Buyer shall pay to Specialty the amount of such excess, and

                 (ii) if less (such amount being the "Working Capital
                      Deficiency"), Cyprus Amax shall cause Specialty to pay to Buyer the amount of such deficiency.

                 (b) In the event that the Book Value as so determined is less than: (i) $132,765,000 less (ii) the amount of any Working Capital Deficiency, or plus (iii) the amount of any Working Capital Excess, then Specialty shall pay to Buyer and Cyprus Amax shall cause Specialty to pay to Buyer the amount of such deficiency. Buyer may offset any amount payable by Specialty under (b) against any amount payable by Buyer under (a)(i).

                 (c) Such payments shall be made by check or wire transfer within forty-five (45) days after delivery by Cyprus Amax to Buyer of the Closing Balance Sheet, or five (5) business days after the resolution of any objection pursuant to Section 2.2.2, whichever is later, with such payment accompanied by interest at seven percent (7%) per annum from the Financial Closing Date.

4. SECTION 4.2 OF THE STOCK PURCHASE AGREEMENT SHALL BE AMENDED AND RESTATED AS FOLLOWS:

     4.2.4  Intercompany Accounts; Cash Accounts.
            ------------------------------------

               (a) All intercompany accounts, including any intercompany promissory notes, providing for the payment of any amounts between the Company (including the Chilean Partnership) on the one hand, and Cyprus Amax and its Affiliates (other than the Company and the Chilean Partnership) on the other hand, shall be settled via dividend to the extent of retained earnings and then a return of capital if the amount is a receivable on the Company books as of the Financial Closing Date, or as an increase of paid-in capital if the amount is a payable on the Company books as of the Financial Closing Date, with no cash or other payments being made. Notwithstanding the foregoing sentence, intercompany transactions resulting from the Chilean Restructuring shall be settled without cash based on intercompany balances through the Closing Date, in lieu of the Financial Closing Date. Nothing in this Section 4.2.4(a) shall limit the provisions of Section 2.2 hereof.

               (b) Except as otherwise contemplated by this Agreement, all agreements between the Company (including the Chilean Partnership) on one hand, and Cyprus Amax and its Affiliates (other than the Company or the Chilean Partnership) on the other hand, each of which are set forth on Schedule 4.2.4(b), shall be terminated and of no further force and effect, as of the Closing Date.

               (c) At or before the Closing, all cash and cash equivalents of the Company (including the Chilean Partnership) as of the Financial Closing Date will be transferred to Cyprus Amax or its Affiliates for no consideration (the "Financial Cash Transfer"); provided, however, that approximately $207,500 of cash and cash equivalents of the Company (including the Chilean Partnership) (the "Retained Cash") will not be transferred to Cyprus Amax or its Affiliates to enable the Company to maintain certain cash balances during the ownership transition. An amount equal to the Retained Cash shall be paid by the Buyer or the Company to Specialty no more than thirty (30) days following the Closing Date, with such payment accompanied by interest at seven percent (7%) per annum from the Closing Date. Nothing in this Section 4.2.4(c) shall limit the provisions of Section 2.2 hereof. For purposes of clarity, the Financial Cash Transfer shall reflect earnings through the Financial Closing Date and shall not reflect earnings from the Financial Closing Date through the Closing Date which shall accrue to the benefit of Buyer (although cash generated during this period may be used to fund such transfer but not in the aggregate in excess of the amount as of the Financial Closing Date).

5. SECTION 6.1.5 AND SCHEDULE 3.2.13 OF THE STOCK PURCHASE AGREEMENT SHALL REFLECT THE FOLLOWING CHANGE:

     Pursuant to Section 6.1.5, Cyprus Amax is hereby providing notice to Buyer that it is deleting from Schedule 3.2.13 the asterisk and the exception that the possible consent of the Chilean Central Bank may be required with respect to change of control of the Company under the Sales Agency Agreement.

Except as expressly provided herein, the Stock Purchase Agreement shall remain in effect in accordance with its terms.

6. SCHEDULE 3.2.16 OF THE STOCK PURCHASE AGREEMENT SHALL BE AMENDED AND RESTATED AS FOLLOWS:

     By deleting the Chilean Restructuring Schedule attached to the Stock Purchase Agreement and replacing it with Annex A.

7.   SECTION 9.2 OF THE STOCK PURCHASE AGREEMENT SHALL BE AMENDED AS FOLLOWS:

     By deleting the phrase which reads "or any certificates delivered to Cyprus Amax" with the phrase "or any certificates delivered by Cyprus Amax"

8. SECTION 19(D) OF THE TAX SHARING AGREEMENT SHALL BE AMENDED TO INSERT THE FOLLOWING SENTENCE:

     Seller and Buyer agree that the purchase price allocated to the Chilean Partnership shall not exceed $100,000,000.

9.   SECTION 3.2.26 SHALL BE ADDED TO THE STOCK PURCHASE AGREEMENT AS FOLLOWS:

               a. Attached hereto as Annex B is a list of all material documents in connection with the Chilean Restructuring.

               b. Neither Foote Minera e Inversiones Limitada ("FMI") nor Foote Chile Holding Company ("Foote Chile") has conducted any operations other than the receipt and ownership of certain interests as provided on Annex A in connection with the Chilean Restructuring and neither has assumed any liabilities or obligations other than through the ownership of such interests.

               c. Foote owns 100% of the equity interests of Foote Chile and FMI owns 45% of the equity interests of Sociedad Chilena de Litio Ltda ("SCL");

               d. Foote Chile and the Company, in the aggregate, own all of the equity interests of FMI; and

               e. There are no intercompany obligations arising between the Financial Closing Date and the Closing Date, from the Company (including the Chilean Partnership) on the one hand, to Cyprus Amax and its affiliates (other than the Company and the Chilean Partnership) on the other hand, other than (i) reimbursement for transition and administrative services and other ordinary course charges consistent with past practice (excluding any allocation of indirect selling, general or administrative costs), and (ii) in connection with the Chilean Restructuring, which have been satisfied at or prior to Closing.

          IN WITNESS WHEREOF, the parties have executed this Supplemental Agreement as of the date first above written.

Attest:                                      CYPRUS AMAX MINERALS COMPANY


  /s/ D.E. Huffman                           By:  /s/ P.C. Wolf
-------------------------                       --------------------------------
                                                 Name: P.C. Wolf
                                                 Title: Sr. V.P.



Attest:                                      CYPRUS FOOTE MINERAL COMPANY

  /s/ D.E. Huffman                           By:  /s/ P.C. Wolf
-------------------------                       --------------------------------
                                                 Name: P.C. Wolf
                                                 Title: Sr. V.P.


Attest:                                      CYPRUS SPECIALTY METALS COMPANY


  /s/ D.E. Huffman                           By:  /s/ P.C. Wolf
-------------------------                       --------------------------------
                                                 Name: P.C. Wolf
                                                 Title: Sr. V.P.


Attest:                                      FOOTE ACQUISITION CORPORATION

  /s/ Arthur G. Taylor                       By:  /s/ M. Latsch
-------------------------                       --------------------------------
                                                 Name: Michael Latsch
                                                 Title: Vice President

                                    ANNEX A
               The Chilean Restructuring was modified as follows:


STEP 1    FORMATION OF CHILEAN NEWCO NON-LITHIUM
          --------------------------------------

          Pursuant to a deed of division and related documents, the non-lithium assets and liabilities of Sociedad Chilena de Litio Limitada (Chile) ("SCL") will be transferred to SCL Exploraciones Limitada, a Chilean limitada owned by SCL's partners, (55%) Cyprus Foote Mineral Company (Pennsylvania) ("Company") and (45%) Minera Cyprus Amax Limitada (Chile) ("MCA"), respectively.

STEP 2    FORMATION OF FOOTE MINERA E INVERSIONES LIMITADA
          ------------------------------------------------

          Pursuant to a deed of division and related documents, the lithium assets and liabilities of MCA will be transferred to Foote Minera e Inversiones Limitada owned equally by MCA's partners, (50%) Company and (50%) Cyprus Specialty Metals Company (Delaware) ("Specialty").

STEP 3    TRANSFER BY COMPANY OF (55%) SCL EXPLORACIONES LIMITADA  TO MCA
          ---------------------------------------------------------------

          The Company will transfer its interest in SCL Exploraciones Limitada to MCA in return for additional capital in MCA. The Company's entire interest in the non-lithium assets and liabilities which were owned by SCL will now be owned by MCA. As a result of this transfer, SCL Exploraciones Limitada will be absorbed into MCA.

STEP 4    TRANSFER BY THE COMPANY OF ITS NON-LITHIUM INTEREST IN MCA
          -----------------------------------------------------------

          The Company will transfer its interest in MCA and its interest in Minera Cyprus Chile Limitada to Cyprus Amax Chile Holdings, Inc. (Delaware) owned by a Cyprus Amax affiliate. After this step, the Company will no longer own non-lithium assets.

STEP 5    TRANSFER BY SPECIALTY OF ITS INDIRECT OWNERSHIP IN LITHIUM ASSETS TO
          --------------------------------------------------------------------
          THE COMPANY
          -----------

          The remaining interest in SCL (45%) owned indirectly by Specialty will be transferred to the Company by Specialty through the transfer of Specialty's 50% interest in Foote Minera e Inversiones Limitada to
          Foote Chile Holding Company.    Foote Chile Holding Company will then
          be transferred
          to the Company. After this step, all lithium assets will be owned indirectly by the Company.

                                    ANNEX  B
                          Cyprus Amax Minerals Company
                           1998 Lithium Restructuring

                                 Document List


1.   May 29, 1998 deed dividing SCL and creating SCL Exploraciones Limitada
2. June 30, 1998 deed dividing Minera Cyprus Amax Chile Limitada ("MCAC") and creating Foote Minera e Inversiones Limitada ("(Inversiones")
3.   July 16, 1998 Articles of Incorporation  Foote Chile Holding Company
4. September 30, 1998 Cyprus Amax officer's certificate funding Foote Chile Holding Company and Cyprus Amax Chile Holdings, Inc.
5. October 2, 1998 deed of sale Cyprus Foote Mineral Company ("Foote") sale of 50% equity interest in MCAC to Cyprus Amax Chile Holdings, Inc.
6. October 2, 1998 deed of sale Foote sale of 92% equity interest in Minera Cyprus Chile Limitada to Cyprus Amax Chile Holdings, Inc.)
7. October 2, 1998 deed of sale Cyprus Specialty Metals Company ("Specialty Metals") sale of a 50% interest in Inversiones to Foote Chile Holding Company
8. October 2, 1998 deed of sale Foote, Specialty Metals and Guanaco Mining Company, Inc. sale of equity interests in Compania Minera Amax Guanaco to Guanaco Holdings, Inc.
9. October 1, 1998 deed of correction: a) July 5, 1998 division of MCAC, b) the by-laws of Inversiones, c) the increase of capital in MCAC, and d) the dissolution of SCL Exploraciones Limitada
10.  October 9, 1998 Foreign Investment Committee Resolution 144
11. October 7, 1998 officer's certificate of Cyprus Amax, and resolutions of Cyprus Metals Company, Specialty Metals, and Foote contributing 100% of the shares of Foote Chile Holding Company to the capital of Foote
12. October 12, 1998 Specialty Metals resolution contributing its accounts receivable from Foote and its subsidiaries to Foote as a contribution to capital surplus.
13. October 12, 1998 Foote resolution declaring a dividend of $31,350,000 of accounts receivable from Cyprus Amax
14.  August 31, 1998 Letter Agreement regarding transfer of Guanaco interests
15. October 5, 1998 Foote assignment of Harbor Maintenance Tax refund claim to Specialty Metals

                                      -8-